UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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C & F FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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C&F Financial Corporation
Eighth and Main Streets
P.O. Box 391
West Point, Virginia 23181

Dear Fellow Shareholders:

You are cordially invited to attend the 2005 Annual Meeting of Shareholders of C&F Financial Corporation, the holding company for Citizens and Farmers Bank. The meeting will be held on Tuesday, April 19, 2005, at 3:30 p.m. at the Holiday Inn, Patriot, 3032 Richmond Road, Williamsburg, Virginia. The accompanying Notice and Proxy Statement describe the matters to be presented at the meeting. Enclosed is our Annual Report to Shareholders that will be reviewed at the Annual Meeting.

Please complete, sign, date, and return the enclosed proxy card as soon as possible. Whether or not you will be able to attend the Annual Meeting, it is important that your shares be represented and your vote recorded. If you decide to attend the Annual Meeting in person, you can revoke your proxy at any time before it is voted at the Annual Meeting.

We appreciate your continuing loyalty and support of C&F Financial Corporation.

Sincerely,

Larry G. Dillon
Chairman, President &
Chief Executive Officer

West Point, Virginia

March 15, 2005

C&F FINANCIAL CORPORATION

Eighth and Main Streets

P.O. Box 391

West Point, Virginia 23181

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 19, 2005

The 2005 Annual Meeting of Shareholders of C&F Financial Corporation (the “Company”) will be held at the Holiday Inn, Patriot, 3032 Richmond Road, Williamsburg, Virginia, on Tuesday, April 19, 2005, at 3:30 p.m. for the following purposes:

1.	To elect three Class III directors to the Board of Directors of the Company to serve until the 2008 Annual Meeting of Shareholders, as described in the Proxy Statement accompanying this Notice.

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on February 15, 2005, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

Thomas F. Cherry
Secretary

March 15, 2005

IMPORTANT NOTICE

Please complete, sign, date, and return the enclosed proxy card in the accompanying postage paid envelope so that your shares will be represented at the meeting. Shareholders attending the meeting may personally vote on all matters that are considered, in which event their signed proxies will be revoked.

C&F FINANCIAL CORPORATION

Eighth and Main Streets

P.O. Box 391

West Point, Virginia 23181

PROXY STATEMENT

2005 ANNUAL MEETING OF SHAREHOLDERS

April 19, 2005

The following information is furnished in connection with the solicitation by and on behalf of the Board of Directors of the enclosed proxy to be used at the 2005 Annual Meeting of Shareholders (the “Annual Meeting”) of C&F Financial Corporation (the “Company”) to be held Tuesday, April 19, 2005, at 3:30 p.m. at the Holiday Inn, Patriot, 3032 Richmond Road, Williamsburg, Virginia. The approximate mailing date of this Proxy Statement and accompanying proxy is March 15, 2005.

Revocation and Voting of Proxies

Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a proxy may revoke it by attending the Annual Meeting and requesting to vote in person. A shareholder may also revoke his proxy at any time before it is exercised by filing a written notice with the Company or by submitting a proxy bearing a later date. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting. If a shareholder specifies how the proxy is to be voted with respect to any proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to specify with respect to Proposal One set forth in the accompanying Notice and further described herein, the proxy will be voted FOR the director nominees named in Proposal One.

Voting Rights of Shareholders

Only those shareholders of record at the close of business on February 15, 2005, are entitled to notice of and to vote at the Annual Meeting, or any adjournments thereof. The number of shares of Company common stock outstanding and entitled to vote at the Annual Meeting is 3,553,654. The Company has no other class of stock outstanding. A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business.

Each share of Company common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes) on a matter will count toward a quorum, but will not be included in determining the number of votes cast with respect to such matter.

With regard to the election of directors, votes may be cast in favor or withheld. If a quorum is present, the nominees receiving the greatest number of affirmative votes cast at the Annual Meeting will be elected directors; therefore, votes withheld will have no effect.

Approval of any other matter requires an affirmative vote of a majority of the shares cast on the matter. Thus, although abstentions and broker non-votes (shares held by customers which may not be voted on certain matters because the broker has not received specific instructions from the customers) are counted for purposes of determining the presence or absence of a quorum, they are generally not counted for purposes of determining whether a matter has been approved, and therefore have no effect.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company. Solicitations will be made only by the use of the mail, except that officers and regular employees of the Company and Citizens and Farmers Bank (the “Bank”) may make solicitations of proxies in person, by telephone or by mail, acting without compensation other than their regular compensation. We anticipate that brokerage houses and other nominees, custodians and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Company will reimburse them for their charges and expenses in this connection.

Security Ownership of Certain Beneficial Owners and Management

The following table shows the share ownership as of February 15, 2005, of the shareholders known to the Company to be the beneficial owners of more than 5% of the Company’s common stock, par value $1.00 per share, which is the Company’s only voting security outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
SunTrust Banks, Inc. 303 Peachtree Street, Suite 1500 Atlanta, Georgia 30308	241,498(2)	6.8%

(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days.
(2)	Based on Amendment No. 6 to a Schedule 13G filed with the Securities and Exchange Commission on February 16, 2005 by SunTrust Banks, Inc. and certain of its subsidiaries. According to this Amendment No. 6, SunTrust Banks, Inc. and these subsidiaries have sole voting power with respect to 241,498 of these shares, sole investment power with respect to 38,680 of these shares and shared investment power with respect to 202,818 of these shares. The 241,498 shares are held by one or more subsidiaries of SunTrust Banks, Inc. in various fiduciary and agency capacities. SunTrust Banks, Inc. and such subsidiaries disclaim any beneficial interest in any of the shares reported.

The following table shows as of February 15, 2005, the beneficial ownership of the Company’s common stock of each director, director nominee, current executive officer and of all directors, director nominees, and current executive officers of the Company as a group.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Robert L. Bryant	—	*
J. P. Causey Jr.	41,238(2)	1.2
Barry R. Chernack	6,162(2)	*
Larry G. Dillon	85,665(3)	2.4
James H. Hudson III	10,225(2)	*
Joshua H. Lawson	36,696(2)	1.0
Bryan E. McKernon	9,100(4)	*
William E. O’Connell Jr.	10,250(2)	*
Paul C. Robinson	10,692(2)	*
Thomas F. Cherry	8,200(5)	*
All Directors, Nominees and Current Executive Officers as a group (10 persons)	218,228	6.1

*	Represents less than 1% of the total outstanding shares of the Company’s common stock.
(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days. Except as otherwise indicated, each nominee, director or current executive officer has sole voting and investment power with respect to the shares shown.
(2)	Includes 8,250 shares each for Mr. Causey, Mr. Hudson, Mr. Lawson, Mr. O’Connell and Mr. Robinson and 4,500 shares for Mr. Chernack as to which they hold presently exercisable options. A description of the plan under which these options were issued is set forth below in “Directors’ Compensation.” Excludes 1,200 and 240 shares held solely by Mr. Causey’s and Mr. Hudson’s spouses, respectively, as to which Mr. Causey and Mr. Hudson disclaim beneficial ownership.
(3)	Includes 13,400 shares for Mr. Dillon as to which he holds presently exercisable options. A description of the plan under which these options were issued is set forth below in greater detail in “Compensation Committee Report on Executive Compensation.” Also includes 40,293 shares held by a non-family trust, of which Mr. Dillon is a co-trustee, and with respect to which Mr. Dillon shares voting and investment power. Mr. Dillon disclaims beneficial ownership of the shares held in trust.
(4)	Includes 5,000 shares for Mr. McKernon as to which he holds presently exercisable options. A description of the plan under which these options were issued is set forth below in greater detail in “Compensation Committee Report on Executive Compensation.”
(5)	Includes 6,600 shares for Mr. Cherry as to which he holds presently exercisable options. A description of the plan under which these options were issued is set forth below in greater detail in “Compensation Committee Report on Executive Compensation.”

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s Board is divided into three classes (I, II and III) of directors. The term of office for Class III directors will expire at the Annual Meeting. The three persons named below, all of whom currently serve as directors of the Company, will be nominated to serve as Class III directors. If elected, the Class III nominees will serve until the 2008 Annual Meeting of Shareholders. The two persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. The Company’s Board believes that the nominees will be available and able to serve as directors, but if any of these persons should not be available or able to serve, the proxies may exercise discretionary authority to vote for a substitute proposed by the Company’s Board.

Certain information concerning the nominees for election at the Annual Meeting as Class III directors is set forth below, as well as certain information about the Class I and II directors, who will continue in office until the 2006 and 2007 Annual Meetings of Shareholders, respectively.

Name (Age)	Served Since(1)	Principal Occupation During Past Five Years
Class III Directors (Nominees)	(To Serve Until the 2008 Annual Meeting)

J. P. Causey Jr. (61)	1984	Executive Vice President, Secretary & General Counsel of Chesapeake Corporation 2001 to present; Senior Vice President prior to 2001

Barry R. Chernack (57)	2000	Retired January 2000 to present; Managing Partner, Pricewaterhouse-Coopers, LLP, Southern Virginia Practice prior to January 2000

William E. O’Connell Jr. (67)	1994	Chessie Professor of Business, Emeritus The College of William and Mary

Class I Directors	(Serving Until the 2006 Annual Meeting)

Larry G. Dillon (52)	1989	Chairman, President and Chief Executive Officer of the Company and the Bank

James H. Hudson III (56)	1997	Attorney-at-Law Hudson & Bondurant, P.C.

Class II Directors	(Serving Until the 2007 Annual Meeting)

Joshua H. Lawson (63)	1993	President, Thrift Insurance Corporation

Paul C. Robinson (47)	1994	President, Francisco, Robinson & Associates, Inc.

(1)	Refers to the year in which the director was first elected to the Board of Directors of the Bank.

The Board of Directors of the Bank consists of the seven current members of the Company’s Board listed above, as well as Audrey D. Holmes, Bryan E. McKernon, Charles Elis Olsson and Thomas B. Whitmore Jr.

The Board of Directors is not aware of any family relationship between any director, executive officer or person nominated by the Company to become director; nor is the Board of Directors aware of any involvement in legal proceedings that would be material to an evaluation of the ability or integrity of any director, executive officer, or person nominated to become a director. Unless authority for the above nominees is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of the nominees proposed by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DIRECTORS NOMINATED TO SERVE AS CLASS III DIRECTORS.

Board Committees and Attendance

During 2004, there were nine meetings of the Board of Directors of the Company. Each director attended at least 75% of all meetings of the Board and Board committees on which he served. Following the Annual Meeting, provided that the nominees, Mr. Causey, Mr. Chernack and Mr. O’Connell, are re-elected to the Board of Directors, the Board has determined that all non-employee directors, which comprise a majority of the Company’s Board, will satisfy the independence requirements of the NASDAQ Stock Market (“NASDAQ”) listing standards. The Board has affirmatively determined that directors (or nominees) Causey, Chernack, Hudson, Lawson, O’Connell and Robinson are independent within the meaning of the NASDAQ listing standards. During 2004, the Board of Directors held two regularly-scheduled executive session meetings attended solely by these independent directors.

The Company has not adopted a formal policy on Board members’ attendance at its annual meeting of shareholders, although all Board members are encouraged to attend and historically most have done so. All Board members attended the Company’s 2004 Annual Meeting of Shareholders.

The Board of Directors of the Company has an Audit Committee and a Compensation Committee, and the Board of Directors of the Bank has an Executive Committee. Pursuant to a Board resolution, the independent members of the Board of Directors of the Company act as the Nominating Committee for selecting candidates to be nominated for election as directors.

The Company’s Board of Directors does not have a standing Nominating Committee. The Board of Directors does not believe that it is necessary to have a Nominating Committee because it believes that the functions of a Nominating Committee can be adequately performed by its independent members.

In their capacity as the Nominating Committee, the independent members of the Board of Directors will accept for consideration shareholders’ nominations for directors if made in writing. In accordance with the Company’s bylaws, a shareholder nomination must include the nominee’s written consent to the nomination, sufficient background information with respect to the nominee, sufficient identification of the nominating shareholder and a representation by the shareholder of his or her intention to appear at the Annual Meeting (in person or by proxy) to nominate the individual specified in the notice. Nominations must be received by the Company’s Secretary at the Company’s principal office in West Point, Virginia, no later than February 13, 2006 in order to be considered for the annual election of directors in 2006. Any candidates submitted by a shareholder or shareholder group are reviewed and considered in the same manner as all other candidates based on the qualifications described below.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. However, minimum qualifications include high level leadership experience in business activities, breadth of knowledge about issues affecting the Company and time available for meetings and consultation on Company matters. The independent directors seek a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Company and its shareholders. The independent directors, along with other board members as appropriate, evaluate potential nominees, whether proposed by shareholders or otherwise, by reviewing their qualifications, reviewing results of personal and reference interviews and reviewing other relevant information. Candidates whose evaluations are favorable are then chosen by a majority of the independent directors to be recommended for nomination by the full Board. The full Board then selects and nominates candidates for election as directors by the shareholders at the annual meeting.

Current members of the Company’s Compensation Committee are Messrs. Causey, Chernack and Hudson, each of whom is “independent” for this purpose according to the listing standards of NASDAQ. The Compensation Committee recommends the level of compensation to be paid to the executive officers of the Company and certain key officers of the Bank and its subsidiaries. It also administers all incentive and equity compensation plans for the benefit of such officers and directors eligible to participate in such plans. The Compensation Committee met four times during 2004. See “Compensation Committee Report on Executive Compensation” on pages 11 through 14.

Current members of the Company’s Audit Committee are Messrs. Causey, Chernack and O’Connell, each of whom is “independent” for this purpose according to the listing standards of NASDAQ and the regulations of the Securities and Exchange Commission. The Audit Committee engages the Company’s independent registered public accounting firm, approves the scope of the independent registered public accounting firm’s audit, reviews the report of examination by the regulatory agencies, the independent registered public accountants and the internal auditor and issues its report to the Board of Directors annually. The Audit Committee met eleven times during 2004. See “Report of the Audit Committee” on pages 14 through 15.

Members of the Bank’s Executive Committee are Messrs. Causey, Dillon, Hudson and O’Connell. The Executive Committee reviews various matters and submits proposals or recommendations to the Company’s Board of Directors. The Executive Committee did not meet in 2004.

Shareholder Communications with the Company’s Board of Directors

The Company provides an informal process for shareholders to send communications to the Board of Directors. Shareholders who wish to contact the Board of Directors or any of its members may do so by addressing their written correspondence to C&F Financial Corporation, Board of Directors, c/o Corporate Secretary, P.O. Box 391, West Point, Virginia 23181. Correspondence directed to an individual Board member will be referred, unopened, to that member. Correspondence not directed to a particular Board member will be referred, unopened, to the Chairman of the Board.

Directors’ Compensation

Mr. Causey, as Chairman of the Company’s Compensation Committee, and Mr. Chernack, as Chairman of the Company’s Audit Committee, each receive an annual retainer of $7,600. The remaining non-employee members of the Board of Directors of the Company each receive an annual retainer of $6,000. The retainers are payable in quarterly installments. In addition, all non-employee members of the Board of Directors of the Company receive a base meeting fee of $500 per day for Company, Bank or committee meeting attendance and a fee of $250 for secondary meeting attendance for each additional Company Board, Bank Board or committee meeting of either board held on the same day as a meeting for which the base meeting fee is paid.

In addition to cash compensation, non-employee members of the Board of Directors of the Company participate in the 1998 Non-Employee Director Stock Compensation Plan. Under this plan, directors are granted a minimum of 1,000 and a maximum of 2,000 options to purchase the Company’s common stock at a price equal to the fair market value of the stock at the date of grant. Options become exercisable twelve months after the date of grant and expire ten years from the date of grant. On May 1, 2004, each non-employee member of the Board of Directors of the Company was granted 1,500 options with an exercise price of $37.50 per share.

Interest of Management in Certain Transactions

As of December 31, 2004, the total maximum extensions of credit (including used and unused lines of credit) to policy-making officers, directors and their associates amounted to $1,844,049, or 2.64% of total year-end capital. The maximum aggregate amount of such indebtedness outstanding during 2004 was $1,509,524, or 2.16% of total year-end capital. These loans were made in the ordinary course of the Bank’s business, on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others, and do not involve more than the normal risks of collectibility or present other unfavorable features. The Bank expects to have in the future similar banking transactions with the Company’s officers, directors and their associates.

Executive Compensation

Summary of Cash and Certain Other Compensation. The following table shows the cash compensation paid to Mr. Dillon, Chairman, President and Chief Executive Officer of the Company and to Thomas F. Cherry, Executive Vice President, Chief Financial Officer and Secretary of the Company (the “named executive officers”) during 2004, 2003 and 2002. Robert L. Bryant, Executive Vice President and Chief Operating Officer of the Company and Bryan E. McKernon, President and Chief Executive Officer of C&F Mortgage Corporation became executive officers in 2005 and they are included in the following table for informational purposes. There are no other current executive officers of the Company.

Summary Compensation Table

	Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus(1)		Other Annual Compensation(4)	Securities Underlying Options(5)	All Other Compensation(6)
Larry G. Dillon Chairman/President/ Chief Executive Officer	2004 2003 2002	$202,000 198,000 180,000	$100,000 75,000 65,000		— — —	7,500 6,000 4,500	$43,410 21,092 27,877

Thomas F. Cherry Executive Vice President/Chief Financial Officer/ Secretary	2004 2003 2002	144,000 134,000 120,000	64,800 45,000 45,000		— — —	6,000 3,500 3,500	29,676 31,258 25,067

Robert L. Bryant (3) Executive Vice President/Chief Operating Officer	2004	92,019	48,900		—	6,000	17,484

Bryan E. McKernon President and Chief Executive Officer of C&F Mortgage	2004	150,000	869,235	(2)	—	6,000	5,399

(1)	With the exception of Mr. McKernon’s bonus, which is addressed in note (2) below, all bonuses were paid in accordance with the management incentive bonus policy adopted by the Bank effective January 1, 1987.

(2)	Bonus was paid in accordance with the Employment Agreement by and between C&F Mortgage Corporation and Mr. McKernon originally dated November 30, 1995 and amended in 1998 and 2002.
(3)	Mr. Bryant was hired on May 1, 2004 as Chief Operating Officer of the Bank. Mr. Bryant was appointed Chief Operating Officer of the Company on February 25, 2005.
(4)	The amount of compensation in the form of perquisites or other personal benefits properly categorized in this column according to the disclosure rules adopted by the Securities and Exchange Commission did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for Messrs. Dillon, Cherry, Bryant and McKernon, respectively, in any of the years reported.
(5)	Year 2004 options were granted at an exercise price of $39.29 per share; year 2003 options were granted at an exercise price of $42.00 per share; year 2002 options were granted at an exercise price of $22.75 per share.
(6)	$6,000, $6,000 and $8,000 were contributed for Mr. Dillon and $5,826, $5,383 and $5,817 were contributed for Mr. Cherry under the Bank’s Profit-Sharing Plan for 2004, 2003 and 2002, respectively. $1,311 was contributed for Mr. Bryant under the Bank’s Profit-Sharing Plan for 2004. $6,218 was contributed for Mr. Dillon under the Bank’s Split-Dollar Insurance Program for the year 2002. Mr. Dillon’s participation in the Split-Dollar Insurance Program was terminated in 2003, and Mr. Dillon reimbursed the Bank for all premiums previously paid by the Bank. $10,250, $10,000 and $8,707 were contributed for Mr. Dillon and $9,450, $8,950 and $7,250 were contributed for Mr. Cherry under the Bank’s 401(k) Plan for 2004, 2003 and 2002, respectively. An additional $3,525 was contributed in 2003 for Mr. Cherry under the Bank’s 401(k) Plan for an underpayment of previous years’ contributions. $1,673 was contributed for Mr. Bryant under the Bank’s 401(k) Plan for 2004. $5,399 was contributed for Mr. McKernon under C&F Mortgage Corporation’s 401(k) Plan for 2004. $27,160, $5,092 and $4,952 were contributed for Mr. Dillon and $14,400, $13,400 and $12,000 were contributed for Mr. Cherry under the Company’s Executive’s Deferred Compensation Plan for 2004, 2003 and 2002, respectively. $14,500 was contributed for Mr. Bryant under the Company’s Executive’s Deferred Compensation Plan for 2004.

Stock Option Grants in 2004. The following table shows all grants of options in 2004 to the current named executive officers:

Option Grants in 2004

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
Larry G. Dillon	7,500	7.71%	$39.29	12/21/14	$185,320	$469,636
Thomas F. Cherry	6,000	6.17%	39.29	12/21/14	148,256	375,709
Robert L. Bryant	6,000	6.17%	39.29	12/21/14	148,256	375,709
Bryan E. McKernon	6,000	6.17%	39.29	12/21/14	148,256	375,709

(1)	Vesting is as follows: 100% on June 21, 2005.
(2)	Potential realizable value at the assumed annual rates of stock price appreciation indicated, based on actual option term (10 years) and annual compounding, less cost of shares at exercise price.

Stock Option Exercises in 2004 and Year-End Option Values. The following table shows certain information with respect to the number of shares acquired on exercise and the number and value of unexercised options at December 31, 2004 for the current named executive officers.

Aggregated Option Exercises in 2004 and Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2004 (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2004 ($) Exercisable/ Unexercisable
Larry G. Dillon	1,400	$38,850	16,400/25,000	$436,303/$247,800
Thomas F. Cherry	600	18,307	6,600/18,000	157,248/182,710
Robert L. Bryant	—	—	-/6,000	-/6,360
Bryan E. McKernon	—	—	8,200/18,500	206,533/193,360

Employment and Change in Control Agreements

Mr. McKernon is employed by C&F Mortgage Corporation (the “Mortgage Company”) under an employment agreement originally dated November 30, 1995 and amended in 1998 and 2002. Under the agreement, the Mortgage Company has employed Mr. McKernon as its president and chief executive officer under a three-year “evergreen” contract which remains in effect at all times unless and until terminated as permitted by the agreement. Either party, by notice to the other at any time and for any reason, may give notice of an intention to terminate the agreement three years from the date notice is received by the other. Additionally, either party may terminate the agreement in the event the Mortgage Company fails to meet certain specified financial performance criteria for a stipulated period or of a stipulated amount within a prescribed time period. The agreement terminates upon the death or disability of Mr. McKernon, or upon the failure of either party to fulfill its obligations under the agreement.

Under the agreement, the Mortgage Company will pay Mr. McKernon an annual base salary of $150,000, payable monthly. The Mortgage Company also is obligated to pay Mr. McKernon a bonus, computed and paid on a monthly basis, based upon a variable percentage of the Mortgage Company’s financial performance for the preceding month, subject to adjustment annually in order that the total bonus for a fiscal year will be equal to the specified percentage as determined by the year-end financial performance amount on which the bonus is based.

The Mortgage Company has the right, at any time and at its option, to “buy out” Mr. McKernon’s agreement based upon the Mortgage Company’s financial performance. In the event of a buy out of the agreement, the Mortgage Company also may purchase a limited non-competition commitment from Mr. McKernon.

The agreement also provides that Mr. McKernon will be entitled, during his employment, to benefits commensurate with those furnished to other employees, and with life insurance equal to three times his base salary. The agreement also contains provisions requiring confidentiality of information regarding the Mortgage Company.

The agreement provides for “change in control” benefits for Mr. McKernon as described below. Mr. McKernon may terminate his employment agreement upon an event of “covered termination” as defined in his change in control agreement. Any termination of the employment agreement also will terminate Mr. McKernon’s change in control agreement except a termination of his employment agreement as described in the preceding sentence.

The Company has entered into “change in control agreements” with Messrs. Dillon, Cherry, Bryant and McKernon. The agreement for Mr. Dillon provides certain payments and benefits in the event of a termination of his employment by the Company without “cause,” or by Mr. Dillon for “good reason,” during the period beginning on the occurrence of a “change in control” (as defined in the agreement) of the Company and ending sixty-one days after the second anniversary of the change in control date. In such event, Mr. Dillon would be entitled (i) to receive in 12 consecutive quarterly installments, or in a lump sum, two and one-half times the sum of his highest annual base salary during the 24 month period preceding the change in control date and his highest annual bonus for the three fiscal years preceding the change in control date; (ii) for a period of three years following termination, to receive continuing health insurance, life insurance, and similar benefits under the Company’s welfare benefit plans and to have the three year period credited as service towards completion of any service requirement for retiree coverage under the Company’s welfare benefit plans; and (iii) if Mr. Dillon requests within one year after his termination, to have the Company acquire his residence for its appraised fair market value.

The agreements for Messrs. Cherry, Bryant and McKernon provide certain payments and benefits in the event of a termination of their employment by the Company without “cause,” or by Messrs. Cherry, Bryant or McKernon for “good reason,” during the period beginning on the occurrence of a “change in control” (as defined in the agreement) of the Company and ending sixty-one days after the first anniversary of the change in control date. In such event, Messrs. Cherry, Bryant and McKernon would each be entitled (i) to receive in eight consecutive quarterly installments, or in a lump sum, two times his highest annual base salary during the 24 month period preceding the change in control date and (ii) for a period of two years following termination, to receive continuing health insurance, life insurance, and similar benefits under the Company’s welfare benefit plans and to have the two-year period credited as service towards completion of any service requirement for retiree coverage under the Company’s welfare benefit plans. In addition, Messrs. Cherry and Bryant would each be entitled to his highest annual bonus for the three fiscal years preceding the change in control date.

During the term of the agreements following a change in control, Messrs. Dillon, Cherry, Bryant and McKernon may voluntarily terminate their employment and become entitled to these payments and benefits under certain circumstances. These circumstances include, but are not limited to, a material adverse change in position, authority or responsibilities, or a reduction in rate of annual base salary, benefits (including incentives, bonuses, stock compensation, and retirement and welfare plan coverage) or other perquisites as in effect immediately prior to the change in control date.

If any payments to or benefits under (collectively, “payments”) these change in control agreements would be subject to excise tax as an “excess parachute payment” under federal income tax rules, the Company has agreed to pay Messrs. Dillon, Cherry, Bryant and McKernon additional amounts (“gross-up payments”) to adjust for the incremental tax costs of such payments. However, if such payments and gross-up payments do not provide a net after-tax benefit of at least $25,000, as compared to the net after-tax proceeds resulting from an elimination of the gross-up payments and a reduction of the payments such that the receipt of payments would not give rise to any excise tax, then payments and benefits provided under the agreements will be reduced, so that Messrs. Dillon, Cherry, Bryant and McKernon will not be subject to a federal excise tax.

Employee Benefit Plans

The Bank has a non-contributory defined benefit retirement plan (the “Retirement Plan”) covering substantially all employees who have reached the age of 21 and have been fully employed for at least one year. The Retirement Plan provides participants with retirement benefits related to salary and years of credited service. Employees become vested after five plan years of service, and the normal retirement date is the plan anniversary date nearest the employee’s 65th birthday. The Retirement Plan does not cover directors who are not active employees. The amount expensed for the Retirement Plan during the year ended December 31, 2004, was $481,389.

The following table shows the estimated annual retirement benefits payable to employees in the average annual salary and years of service classifications set forth below assuming retirement at the normal retirement age of 65.

Consecutive Five-Year Average Salary	Years of Credited Service
	15	20	25	30	35
$25,000	$4,688	$6,250	$7,813	$8,750	$9,688
40,000	7,500	10,000	12,500	14,000	15,500
55,000	11,228	14,970	18,713	21,080	23,448
75,000	17,078	22,770	28,463	32,280	36,098
100,000	24,390	32,520	40,650	46,280	51,910
125,000	31,703	42,270	52,838	60,280	67,723
150,000	39,015	52,020	65,025	74,280	83,535
200,000	53,640	71,520	89,400	102,280	115,160
205,000	55,103	73,470	91,838	105,080	118,323

Benefits under the Retirement Plan are based on a straight life annuity assuming full benefit at age 65, no offsets, and covered compensation of $46,284 for a person age 65 in 2004. Compensation taken into account for the Retirement Plan is limited to $205,000 in 2004 by the Internal Revenue Code. The estimated annual benefit payable under the Retirement Plan upon retirement is $111,729 for Mr. Dillon credited with 40 years, $96,482 for Mr. Cherry credited with 37 years and $26,010 for Mr. Bryant credited with 10 years. Mr. McKernon is not a participant in the Retirement Plan because he is not an employee of the Bank. Benefits are estimated on the basis that a participant will continue to receive, until age 65, covered salary in the same amount paid in 2004.

Compensation Committee Report on Executive Compensation

The Compensation Committee (the “Committee”), which is composed of non-employee Directors of the Company listed below (who are also non-employee Directors of the Bank), recommends to the Company’s Board of Directors the annual salary levels and any bonuses to be paid to the Chief Executive Officer and other executive officers of the Company and recommends to the Bank’s Board the annual salary levels and any bonuses to be paid to the other key Bank officers. The Committee also makes recommendations to the Company’s Board regarding the issuance of stock options and other compensation related matters.

Currently, the Company’s only executive officers are the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and President of C&F Mortgage (the “Mortgage Company”). Currently, the individuals serving as the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of the Company also serve in the same capacities for the Bank. These officers are presently compensated for services rendered by them to the Bank, but not for services rendered by them to the Company. For 2004, the only executive officers of the Company were the Chief Executive Officer and the Chief Financial Officer.

The primary objective of the Company’s executive compensation program is to attract and retain highly skilled and motivated executive officers who will manage the Company in a manner that will promote its growth and profitability and advance the interest of the Company’s shareholders. As such, the compensation program is designed to provide levels of compensation which are reflective of both the individual’s and the organization’s performance in achieving the organization’s goals and objectives, both financial and non-financial, and in helping to build value for the Company’s shareholders. Based on its evaluation of these factors, the Committee believes that the executive officers are dedicated to achieving significant improvements in long-term financial performance and that the compensation plans the Committee has implemented and administered have contributed to achieving this management focus.

As detailed below, the principal elements of the Company’s executive compensation program include base annual salary, short-term incentive compensation, long-term equity incentives and employer contributions under the amended Executive’s Deferred Compensation Plan.

In determining base annual salary, short-term incentive compensation, and long-term equity incentives compensation for the Chief Executive Officer and the Chief Financial Officer and the short-term incentive compensation and long-term equity incentives compensation for the Chief Operating Officer for 2004, the Committee retained the services of a compensation consultant to provide an opinion on the Company’s compensation strategy and levels of compensation for its key executives.

Base annual salary and short-term incentive compensation for the President and Chief Executive Officer of the Mortgage Company, however, is established by an employment agreement entered into in 1995 and amended in 1998 and 2002. The employment agreement provides for a fixed annual base salary and a performance based short-term incentive directly related to the profitability of the Mortgage Company.

In determining the total compensation package for the Chief Executive Officer, the Committee evaluated the performance of the Chief Executive Officer based on the financial performance of the Company and the Bank, achievements in implementing long-term strategy, and the personal observations of the Chief Executive Officer’s performance by the members of the Committee. No particular weight is given to any one aspect of the performance of the Chief Executive Officer, but his performance was evaluated by reference to the Company’s return on equity (ROE) and return on assets (ROA) performance compared to that of the Company’s regional comparison group consisting of the Southeastern and Virginia-based banks with an asset-size comparable to the Bank’s, and the Company’s performance as reflected in the 5 Year Total Shareholder Return chart presented on page 17 of this proxy statement.

In determining the total compensation package for the Chief Financial Officer and Chief Operating Officer, the Committee evaluated their performance based on the advice of the Chief Executive Officer, financial performance of the Company and the Bank, achievements in implementing long-term strategy and personal observations of the Chief Financial Officer and Chief Operating Officer.

Base Annual Salary

In considering compensation for the Chief Executive Officer and the Chief Financial Officer, the Committee relies on a review of compensation paid by competitors and an evaluation of the officers’ levels of responsibility and performance. In late 2003, the Committee used data as reported in the SNL Executive Compensation Review (“SNL Review”) to assist in developing its recommendation on base annual salary for 2004. The Chief Operating Officer’s compensation was determined prior to his hiring in 2004 using the same information. The Committee believes that this compensation information provides relevant and appropriate indicators of compensation paid for quality executives by the entities with which the Company competes.

Based on the compensation information provided by the SNL Review, the opinion of compensation consultant and the individual performance evaluations, the Committee established annual base salaries for the Chief Executive Officer, the Chief Financial Officer and the Chief Operating Officer (when hired) for 2004 in the median range of salaries for comparable positions among the regional comparison group consisting of the Southeastern and Virginia-based banks with an asset-size comparable to the Bank’s.

Short-Term Incentive Compensation

Individual performance awards are made annually to selected members of management under the Company’s annual management incentive bonus policy. Awards are recommended by the Committee and approved by the Company and the Bank Boards. In determining the management awards, the Committee and the Company and the Bank Boards consider the Company’s total performance, including its growth rate, returns on average assets and equity, and level of income. In addition, the Committee and the Company and the Bank Boards consider the individual performance of the members of management who are eligible to receive awards. The expense for these awards is accrued in the year of the specified performance.

The Committee used the following to assist in developing its recommendation on short-term incentive compensation for 2004 performance: the SNL Executive Compensation Review; the Palmer and Cay Executive Compensation Report for Virginia Community Banks and the Virginia Bankers Association’s Salary Survey of Virginia Banks and the opinion of a compensation consultant. The Committee also reviews each executive officer’s performance and responsibilities to determine the payment of short-term incentive compensation. The 2004 short-term incentive cash bonuses for executive officers were awarded based on a weighted average return on equity (ROE) and return on assets (ROA) compared to the regional comparison group consisting of the Southeastern and Virginia-based banks with an asset-size comparable to the Bank’s.

All short-term incentive payments to the President and Chief Executive Officer of the Mortgage Company are made in accordance with his employment contract and relate directly to the profitability of the Mortgage Company.

Long-Term Incentive Compensation

The Company adopted the 2004 Incentive Stock Plan effective April 20, 2004. It makes available up to 500,000 shares of common stock for awards to key employees of the Company and its subsidiaries in the form of stock options, stock appreciation rights, and restricted stock. The purpose of the 2004 Incentive Stock Plan is to promote the success of the Company and its subsidiaries by providing incentives to key employees that will promote the identification of their personal interests with the long term financial success of the Company and with growth in shareholder value. The 2004 Incentive Stock Plan is designed to provide flexibility to the Company in its ability to motivate, attract, and retain the services of key employees upon whose judgment, interest, and special effort the successful conduct of its operation is largely dependent.

Each year, the Committee considers the desirability of granting long-term incentive awards under the Company’s 2004 Incentive Stock Plan. In the future, the Committee may utilize a combination of stock options, stock appreciation rights and restricted stock to focus executive officers, as well as other members of senior management, on building profitability and shareholder value. The Committee notes in particular its view that equity grants make a desirable long-term compensation method because they closely ally the interest of management with shareholder value.

In determining the grant of stock options to the Chief Financial Officer, Chief Operating Officer, and President of the Mortgage Company, the Committee reviewed with the Chief Executive Officer the recommended award, taking into account competitive data, scope of responsibility and performance.

The award to the Chief Executive Officer was determined separately and was based, among other things, on the review of compensation surveys mentioned above and information regarding his total compensation, as well as the Committee’s perception of his past and expected future contributions to the Company’s achievement of its long-term goals. Based on the factors mentioned above and the Company’s performance as reflected in the 5 Year Total Shareholder Return chart presented on page 17 of this proxy statement, the Committee determined that his performance was outstanding and awarded him options to purchase 7,500 shares of Company common stock for his 2004 performance.

Deferred Compensation Plan

Each year, the Committee also considers additional retirement funding for executive officers under the Company’s non-qualified defined contribution plan known as the Executive’s Deferred Compensation Plan. These employer contributions are in the form of additional retirement contributions to make up for arbitrary limitations on covered compensation imposed by the Internal Revenue Code with respect to the Bank’s Profit Sharing and 401(k) Plans and to enhance retirement benefits by providing supplemental contributions from time to time on such basis as the Committee and the Board determine. The Committee deemed it appropriate to contribute $27,160, $14,400, and $14,500 for 2004 under the Executive’s Deferred Compensation Plan for the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, respectively. The President and Chief Executive Officer of the Mortgage Company received no contribution under the Executive’s Deferred Compensation Plan for 2004.

Compensation Committee

J. P. Causey Jr., Chairman

Barry R. Chernack

James H. Hudson III

Compensation Committee Interlocks and Insider Participation

During 2004 and up to the present time, there were transactions between the Company’s banking subsidiary and certain members of the Compensation Committee or their associates, all consisting of extensions of credit by the Bank in the ordinary course of business. Each transaction was made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with the general public. In the opinion of management and the Company’s Board, none of the transactions involved more than the normal risk of collectibility or present other unfavorable features.

None of the members of the Compensation Committee has served as an officer or employee of the Company or any of its affiliates. No director may serve as a member of the Compensation Committee if he is eligible to participate in the 2004 Incentive Stock Plan or was at any time within one year prior to his appointment to the Compensation Committee eligible to participate in the 2004 Incentive Stock Plan and the 1994 Incentive Stock Plan.

Report of the Audit Committee

The Audit Committee of the Board of Directors of the Company is currently comprised of three directors, all of whom satisfy all of the following criteria: (i) meet the independence requirements set forth in the NASDAQ listing standards’ definition of “independent director,” (ii) have not accepted directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries, (iii) are not affiliated persons of the Company or any of its subsidiaries and (iv) are competent to read and understand financial statements. In addition, at least one member of the Audit Committee has past employment experience in finance or accounting or comparable experience which results in the individual’s financial sophistication. The Board has determined that the chairman of the Audit Committee, Mr. Barry R. Chernack, qualifies as an “audit committee financial expert” within the meaning of applicable regulations of the Securities and Exchange Commission (“SEC”) promulgated pursuant to the Sarbanes-Oxley Act. Mr. Chernack is independent of management based on the independence requirements set forth in the NASDAQ listing standards’ definition of “independent director.” The Audit Committee has furnished the following report:

The Audit Committee is appointed by the Company’s Board of Directors to assist the Board in overseeing (1) the quality and integrity of the financial statements of the Company, (2) the independent registered public accountant’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent registered public accountant and (4) the Company’s compliance with legal and regulatory requirements. The authority and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board and include sole responsibility for the appointment, compensation and evaluation of the Company’s independent registered public accountant and the internal auditors for the Company, as well as establishing the terms of such engagements. The Audit Committee has the authority to retain the services of independent legal, accounting or other advisors as the Audit Committee deems necessary, with appropriate funding available from the Company, as determined by the Audit Committee, for such services. The Audit Committee reviews and reassesses its charter annually and recommends any changes to the Board for approval.

The Audit Committee is responsible for overseeing the Company’s overall financial reporting process. In fulfilling its oversight responsibilities for the financial statements for fiscal year 2004, the Audit Committee:

•	Reviewed and discussed the annual audit process and the audited financial statements for the fiscal year ended December 31, 2004 with management and Yount, Hyde & Barbour, P.C. (“YHB”), the Company’s independent registered public accountant;

•	Discussed with management, YHB and the Company’s internal auditors the adequacy of the system of internal controls;

•	Discussed with YHB the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

•	Received written disclosures and a letter from YHB regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee discussed with YHB its independence.

The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee determined appropriate. In addition, the Audit Committee’s meetings included, when appropriate, executive sessions with the Company’s independent registered public accountant and the Company’s internal auditors, in each case without the presence of the Company’s management.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. Also, in its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accountant, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States of America.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and YHB, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the SEC.

Audit Committee

Barry R. Chernack, Chairman

J. P. Causey Jr.

William E. O’Connell Jr.

Independent Registered Public Accounting Firm

The Company’s Audit Committee has appointed Yount, Hyde & Barbour, P.C. as independent registered public accountants for the current fiscal year ending December 31, 2005. A representative of Yount, Hyde & Barbour, P.C. will be present at the Annual Meeting and will be given the opportunity to make a statement and respond to appropriate questions from the shareholders.

Principal Accountant Fees

The following table presents the fees for professional audit services rendered by Yount, Hyde & Barbour, P.C. for the audit of the Company’s annual financial statements for the years ended December 31, 2004 and 2003, and fees billed for other services rendered by Yount, Hyde & Barbour, P.C. during those periods.

	Year Ended December 31,
	2004	2003
Audit fees[1]	$108,950	$77,200
Audit-related fees[2]	27,400	46,700
Tax fees[3]	14,000	12,846
All other fees	—	—

	$150,350	$136,746

[1]	Audit fees consist of audit and review services, attest report on internal controls under SEC rules (2004 only), consents and review of documents filed with the SEC.
[2]	Audit-related fees consist of employee benefit plan audits, FHLB and HUD audits, attest report on internal controls under FDICIA (2003 only) and consultation concerning financial accounting and reporting standards.
[3]	Tax fees consist of preparation of federal and state tax returns and review of quarterly estimated tax payments.

Audit Committee Pre-Approval Policy

Pursuant to the terms of the Company’s Audit Committee Charter, the Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Company’s independent registered public accountant. The Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent registered public accountant in order to assure that the provisions of such services does not impair the registered public accountant’s independence. The Audit Committee has delegated interim pre-approval authority to Mr. Barry R. Chernack, Chairman of the Audit Committee. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accountant to management.

The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. With respect to each proposed pre-approved service, the independent registered public accountant must provide detailed back-up documentation to the Audit Committee regarding the specific service to be provided pursuant to a given pre-approval of the Audit Committee. Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accountant and the Company’s Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Performance Graph

The following graph compares the yearly cumulative total shareholder return on the Company’s common stock with (1) the yearly cumulative total shareholder return on stocks included in the NASDAQ Total Return Index and (2) the yearly cumulative total shareholder return on stocks included in the Independent Bank Index prepared by The Carson Medlin Company. The graph assumes $100 invested on December 31, 1999 in the Company, the NASDAQ Total Return Index and the Independent Bank Index and shows the total return on such an investment, assuming reinvestment of dividends, as of December 31, 2004. The Independent Bank Index is the compilation of the total return to shareholders over the past five years of a group of 22 independent community banks located in the southeastern states of Alabama, Florida, Georgia, North Carolina, South Carolina, Tennessee, Virginia, and West Virginia.

There can be no assurance that the Company’s stock performance in the future will continue with the same or similar trends depicted in the graph below.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers, and 10% beneficial owners of the Company’s common stock to file reports concerning their ownership of and transactions in Company common stock. The Company believes that its officers and directors complied with all such filing requirements under Section 16(a) during 2004.

OTHER BUSINESS

As of the date of this Proxy Statement, management of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than Proposal One referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

If any shareholder intends to propose a matter for consideration at the Company’s 2006 Annual Meeting, notice of the proposal must be received in writing by the Company’s Secretary by January 29, 2006. If any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the 2006 Annual Meeting, the proposal must be in proper form and must be received by the Company’s Secretary, at the Company’s principal office in West Point, Virginia, on or before November 15, 2005.

In addition, the proxy solicited by the Board of Directors for the 2006 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if the Company has not received notice of such proposal by January 29, 2006, in writing delivered to the Company’s Secretary.

By Order of the Board of Directors,

Thomas F. Cherry
Secretary

West Point, Virginia

March 15, 2005

A copy of the Company’s Annual Report on Form 10-K (including exhibits) as filed with the Securities and Exchange Commission for the year ended December 31, 2004, will be furnished without charge to shareholders upon written request to Secretary, C&F Financial Corporation, Eighth and Main Streets, P.O. Box 391, West Point, Virginia 23181. Copies of the Annual Report on Form 10-K may also be obtained without charge by visiting the Company’s web site at http://www.cffc.com.

ANNUAL MEETING OF SHAREHOLDERS OF

C&F FINANCIAL CORPORATION

April 19, 2005

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. To elect three Class III directors to serve until the 2008 Annual Meeting of Shareholders, or until their successors are elected and qualified, as instructed below.

2.      The transaction of any other business as may properly come before the Annual Meeting or any adjournment thereof. Management presently knows of no other business to be presented at the Annual Meeting.

NOMINEES:
☐ FOR ALL NOMINEES	m J. P. Causey Jr.
m Barry R. Chernack
m William E. O’Connell Jr.
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instruction below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you with to withhold authority, as shown here:

Meeting Attendance
I plan to attend the annual meeting on Tuesday, April 19, 2005 at the location printed on the back.

Please check here if you plan to attend the meeting. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

C&F FINANCIAL CORPORATION

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Larry G. Dillon and James H. Hudson III, jointly and severally as proxies, with full power to act alone, and with full power of substitution to represent the undersigned, and to vote all shares of the Company standing in the name of the undersigned as of February 15, 2005, at the annual meeting of shareholders to be held Tuesday, April 19, 2005 at 3:30 p.m. at the Holiday Inn, Patriot, 3032 Richmond Road, Williamsburg, Virginia, or any adjournments thereof, on each of the following matters. This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposal 1 and on other matters at the discretion of the proxy agents.

(Continued and to be signed on Reverse Side)